Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-214032 and Form S-11 No. 333-214454) of Parkway, Inc. and in the related Prospectuses of our report dated March 15, 2017, with respect to the consolidated financial statements and schedule of Parkway, Inc. as of December 31, 2016 and the period from June 29, 2016 (date of capitalization) to December 31, 2016 included in this Annual Report (Form 10-K) for the period ended December 31, 2016.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 15, 2017